Exhibit (a)(3)

SUN MICROSYSTEMS, INC.

OFFER TO AMEND A PORTION OF CERTAIN OUTSTANDING OPTIONS THAT WERE UNVESTED AS OF DECEMBER 31, 2004

LETTER OF TRANSMITTAL

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, DECEMBER 14, 2007, UNLESS THE OFFER IS EXTENDED.

[Name]
[Office Location]

Important: Please read the remainder of this Letter of Transmittal before completing and signing pages 2 and 5.

Please either:

•                  Indicate your decision to accept the Offer to Amend with respect to each of your Eligible Options identified below by checking Choice A, or, if available, Choice B, in the “Amend Eligible Option” box on page 2; or

•                  Indicate your decision not to accept the Offer to Amend with respect to each of your Eligible Options identified below by checking the “Do Not Amend Eligible Option” box on page 2.

If you do not clearly mark one of the boxes for each of your Eligible Options, your election will default to “Do Not Amend Eligible Option” and the Eligible Option will not be amended. ADVERSE TAX CONSEQUENCES MAY APPLY TO ELIGIBLE OPTIONS THAT ARE NOT AMENDED. You are solely responsible for such tax consequences.

The exercise prices and values below, and all other share numbers and per-share prices and values set forth in this Letter of Transmittal and related materials, reflect the one-for-four reverse stock split of Sun’s common stock, which was effective November 12, 2007.

Issuer	Grant Date as set forth in Option Agreement	Total Number of Shares Subject to Outstanding Option	Number of Shares Subject to Eligible Option	Exercise Price Per Share Prior to Amendment (1)	Adjusted Exercise Price Per Share if Amended Pursuant to Choice A (2)
[company]	[date]	[ ]	[ ]	$[ ]	$[ ]

(1)  With respect to the options granted under the Pirus Networks, Inc. 2000 Stock Option Plan and the Waveset Technologies, Inc. Amended and Restated 2000 Stock Plan, the applicable exercise price per share and the resulting fair market value of these options were adjusted at the time of Sun’s acquisition of Pirus and Waveset, respectively, in accordance with the exchange ratio established pursuant to each such acquisition.  The exercise prices and fair market values set forth above reflect these prior adjustments.

(2)  With respect to the options pursuant to which you elect “Choice A” (as described in the Offer to Amend), the fair market value per share for the applicable grant measurement date will become the new exercise price of the options.  With respect to the options pursuant to which you select “Choice B” (as described in the Offer to Amend), the exercise price of your options will remain the current exercise price, as set forth above.

Check one of the following boxes for each of your Eligible Options:

Grant Date as set forth in the Option Agreement	Amend Eligible Option:	Do Not Amend Eligible Option

[ ]	☐ Choice A (increase exercise price) [☐ Choice B (revise exercisability period)]	☐

Signature:

Date:

IMPORTANT: YOU MUST ALSO COMPLETE AND SIGN ON PAGE 5.

To:  Sun Microsystems, Inc.

By checking Choice A, or Choice B, if applicable, in the “Amend Eligible Option” box for my Eligible Options on page 2 of this Letter of Transmittal, I understand and agree to all of the following:

1.                                       I hereby accept the Offer to Amend by Sun Microsystems, Inc. (“Sun” or the “Company”) to amend my Eligible Options in accordance with the terms set forth in (i) the Offer to Amend dated November 16, 2007 (the “Offer to Amend”), of which I hereby acknowledge receipt, and (ii) this Letter of Transmittal (the “Letter of Transmittal” and, together with the “Offer to Amend,” the “Offer”).  My Eligible Options consist of the portion of stock options granted to me under the (i) Sun Microsystems, Inc. Equity Compensation Acquisition Plan, (ii) the Pirus Networks, Inc. 2000 Stock Option Plan (which options were subsequently assumed by Sun), or (iii) Waveset Technologies, Inc. Amended and Restated 2000 Stock Plan (which options were subsequently assumed by Sun), as applicable, to purchase shares of Sun’s common stock (“Sun common stock”) that have grant dates (as set forth in the applicable option agreements) and exercise prices per share as set forth on page 1 of this Letter of Transmittal and that (i) were unvested as of December 31, 2004, and (ii) will be outstanding and unexercised as of the expiration of the Offer.  All other capitalized terms used, but not defined, in this Letter of Transmittal have the meaning assigned to them in the Offer to Amend.

2.                                       The Offer is currently set to expire at 12:00 midnight, Eastern Time, on December 14, 2007 (the “Expiration Date”), unless Sun, in its sole discretion or pursuant to applicable law, extends the period of time during which the Offer will remain open. In such event, the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended, expires.

3.                                       Subject to the terms and conditions of the Offer, on the first business day following the Expiration Date of the Offer, my Eligible Options for which the Offer is accepted will be amended, depending upon whether I have selected Choice A or Choice B, (i) to have the adjusted exercise price per share equal to the amount set forth in the applicable “Adjusted Exercise Price per Share if Amended Pursuant to Choice A” column in the table set forth on page 1 of this Letter of Transmittal (Choice A), or (ii) to revise the exercise period of the option to be exercisable only during calendar year 2008 (beginning January 1, 2008 through December 31, 2008), after which time the Eligible Options will expire and terminate (Choice B), if available. The date on which my Eligible Options are amended will constitute the “Amendment Date.”  Except for the adjusted exercise price or revised exercisability period pursuant to Choice A or Choice B, respectively, all the terms and provisions of my amended Eligible Options will be the same as in effect immediately before the amendment.

4.                                       Until the Expiration Date, I will have the right to withdraw my acceptance of the Offer to amend my Eligible Options. However, after the Expiration Date, I will have no withdrawal rights, unless Sun does not accept my Eligible Options before 12:00 midnight, Eastern Time, on January 15, 2008 (the 40th business day after the commencement of the Offer). After January 15, 2008, I may then withdraw my acceptance of the Offer at any time prior to Sun’s acceptance of that option for amendment pursuant to the Offer.

5.                                       The acceptance of the Offer to amend my Eligible Options pursuant to the procedure described in Section 4—“Procedures for Accepting the Offer to Amend Eligible Options” of the Offer to Amend and the instructions to this Letter of Transmittal will constitute my acceptance of all of the terms and conditions of the Offer.  Sun’s acceptance of my Eligible Options for amendment pursuant to the Offer will constitute a binding agreement between Sun and me upon the terms and subject to the conditions of the Offer.

6.                                       I am the registered holder of the Eligible Options submitted hereby, and my name and other information appearing on the cover page of this Letter of Transmittal are true and correct.

7.                                       I am not required to accept the Offer to Amend my Eligible Options. However, if I do not accept the Offer with respect to such options (or I withdraw my acceptance), then I must take other action on my own with respect to the Eligible Options in order to bring the options into compliance with Section 409A of the Internal Revenue Code or pay the taxes and penalties under Section 409A (and any similar provisions under state law). I will be solely responsible for any such taxes and penalties.

8.                                       Sun cannot give me legal, tax or investment advice with respect to the Offer and has recommended that I consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.

9.                                       Under certain circumstances set forth in the Offer document, Sun may terminate or amend the Offer and postpone its acceptance and amendment of the Eligible Options.  If Sun decides to terminate the Offer under such circumstances and does not accept my Eligible Options for which I have accepted the Offer, Sun will notify me of such termination and my Eligible Options will not be amended.

I understand that neither Sun nor any member of the Board of Directors of Sun makes any recommendation as to whether I should accept or refrain from accepting the Offer with respect to my Eligible Options, and that I must make my own decision whether to accept the Offer with respect to my Eligible Options, taking into account my own personal circumstances and preferences.

SIGNATURE OF OPTIONEE

(Signature of Optionee or
Authorized Signatory)

(Optionee’s name)	(Capacity of Authorized Signatory,
if applicable (see instructions below))

Date:	, 2007

E-mail address:	Daytime Phone:

Please read the instructions on pages 6 and 7 of this Letter of Transmittal and then complete the table and sign on page 2, sign and date the signature block above and return the entire Letter of Transmittal (including the instructions) no later than 12:00 midnight, Eastern Time, on December 14, 2007, via e-mail to 409A_questions@sun.com, or interoffice mail, hand delivery, overnight courier or U.S. mail to Global Stock Plan Services, Sun Microsystems, Inc., SCA 22-120, 4220 Network Circle, Santa Clara, CA  95054, Attn.:  409A Offer.

IMPORTANT: DELIVERY OF THIS LETTER OF TRANSMITTAL IS AT THE RISK OF THE SUBMITTING OPTION HOLDER.  YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.                                       Delivery of Letter of Transmittal. A properly completed and duly executed original of this Letter of Transmittal, and any other documents required by this Letter of Transmittal, must be received by Sun by 12:00 midnight, Eastern Time, on the Expiration Date via e-mail at 409A_questions@sun.com, or interoffice mail, hand delivery, overnight courier or U.S. mail to Global Stock Plan Services, Sun Microsystems, Inc., SCA 22-120, 4220 Network Circle, Santa Clara, CA  95054 USA, Attn.:  409A Offer.

                                                Delivery will be deemed made only when actually received by Sun.  It is your responsibility to ensure that your Letter of Transmittal has been received by the Expiration Date.  You should allow sufficient time to ensure timely delivery.

                                                Acceptance of the Offer with respect to Eligible Options may be withdrawn up to 12:00 midnight, Eastern Time, on the Expiration Date. If the Offer is extended by Sun beyond that time, you may withdraw your acceptance of the Offer with respect to your Eligible Options at any time until the extended expiration of the Offer.  In addition, if Sun does not accept your Eligible Options before 12:00 midnight, Eastern Time, on January 15, 2008, you may withdraw your acceptance of the Offer with respect to your Eligible Options at any time thereafter until Sun’s acceptance of the options for amendment pursuant to the Offer.  To validly withdraw your acceptance, you must deliver a properly completed and duly executed Withdrawal Form while you still have the right to withdraw your acceptance of the Offer.  Withdrawals may not be rescinded, and any acceptance withdrawn will thereafter be deemed not properly accepted for purposes of the Offer, unless the withdrawn acceptance is subsequently overridden by delivery of a new, properly completed and duly executed Letter of Transmittal prior to the Expiration Date by following the procedures described above and in the Offer to Amend.

                                                Sun will not accept any alternative, conditional or contingent acceptance.  All persons accepting the Offer with respect to Eligible Options shall, by execution of this Letter of Transmittal, waive any right to receive any notice of Sun’s acceptance of their Eligible Options, except as provided for in the Offer.

2.                                       Acceptance. If you intend to accept the Offer with respect to your Eligible Options, you must complete the table and sign on page 2 of this Letter of Transmittal and complete and sign on page 5 of this Letter of Transmittal.  If you decide to accept the Offer with respect to your Eligible Options, you must state whether you accept the Offer to amend (a) your entire Eligible Options pursuant to Choice A or Choice B, if applicable.

3.                                       Signatures on the Letter of Transmittal. Except as otherwise provided in the next sentence, the optionee must sign this Letter of Transmittal where indicated on pages 2 and 5.  If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to Sun of the authority of such person so to act must be submitted with this Letter of Transmittal.

4.                                       Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Amend or this Letter of Transmittal, should be directed to via e-mail to 409A_questions@sun.com.

5.                                       Irregularities. Sun will determine, in its reasonable discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of the Offer.  Sun will also decide, in its reasonable discretion, all questions as to (i) the portion of each option grant that qualifies as an Eligible Option for purposes of the Offer, and (ii) the number of shares of Sun common stock comprising the Eligible Options.  Sun’s determination of such matters will be final and binding on all parties. Sun reserves the right to reject any acceptances of the Offer it determines do not comply with the conditions of the Offer, not to be in proper form or the acceptance of which to be unlawful.  Sun also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in the acceptance of the Offer, and Sun’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No acceptance of the Offer to amend a submitting holder’s Eligible Options will be deemed to be properly made until all defects and irregularities have been cured by the submitting holder or waived by Sun. Unless waived, any defects or irregularities in connection with any acceptance of the Offer must be cured within such time as Sun shall determine. Neither Sun nor any other person is or will be obligated to give notice of any defects or irregularities in acceptance of the Offer, and no person will incur any liability for failure to give any such notice. If the table on page 2 of this Letter of Transmittal includes options that are not eligible for the Offer, Sun will not accept those options for amendment, but Sun does intend to accept for amendment any properly submitted acceptances of the Offer to amend the Eligible Options set forth in that table.

6.                                       Important Tax Information. You should refer to Section 2—“Purpose of the Offer” and Section 14—“Material U.S. Federal Income Tax Consequences” of the Offer and the “Certain Risks of Participating in the Offer” section of the Offer to Amend, each of which contains important U.S. federal tax information concerning the Offer. All optionees with Eligible Options are recommended to consult with their own tax advisors as to the consequences of their participation or refusal to participate in the Offer.

7.                                       Copies. You should make a copy of this Letter of Transmittal, after you have completed and signed it, for your records.

IMPORTANT: THIS LETTER OF TRANSMITTAL TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY 12:00 MIDNIGHT, EASTERN TIME, ON THE EXPIRATION DATE VIA E-MAIL AT 409A_QUESTIONS@SUN.COM, OR INTEROFFICE MAIL, HAND DELIVERY, OVERNIGHT COURIER OR U.S. MAIL TO GLOBAL STOCK PLAN SERVICES, SUN MICROSYSTEMS, INC., SCA 22-120, 4220 NETWORK CIRCLE, SANTA CLARA, CA  95054, ATTN.:  409A OFFER.